May 11, 2012

Filed VIA EDGAR

Securities and Exchange Commission

Washington, D.C. 20549

Division of Corporate Finance

Att: Chambre Malone & Pamela Long

Dear Ms. Malone & Ms. Long,

Re: Vantone Realty corporation

Registration Statement on form S-1( Amendment 6)

File No: 333-179302

Dear Ms. Pamala & Ms. Chambre,

We have made appropriate revisions based on your comments on May 11, 2012. If you have further comments, please get in touch with our attorney, Mr. Murphy.

Sincerely,

Vantone Realty Corporation

Signed: Tian Su Hua

TIAN SU HUA

CEO/CFO